Filed Pursuant to Rule 433

Registration No. 333-228364

**PRICING DETAILS** $1bln Santander Drive Auto Receivables Trust 2020-1

Joint Leads: J.P. Morgan (struc), Barclays, Citi, TD Securities

Co-Managers: RBC, SIS, Wells Fargo

CL	$AMT(MM)	WAL	MDY/S&P	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	127.00	0.14	P-1/A-1+	07/20	04/21		1.650	1.65	100.00000
A-2-A	264.00	0.69	Aaa/AAA	07/21	01/23	EDSF+155	2.083	2.07	99.99731
A-2-B	50.00	0.69	Aaa/AAA	07/21	01/23	1mL +155			100.00000
A-3	151.62	1.60	Aaa/AAA	03/22	02/24	EDSF+165	2.044	2.03	99.99163
B	134.75	2.27	Aa1/AA	12/22	11/24	IntS+265	3.057	3.03	99.98318
C	169.69	3.13	Aa3/A	01/24	12/25	IntS+375	4.147	4.11	99.99536
D	102.94	3.94	Baa2/BBB	04/24	03/28	IntS+500	5.416	5.35	99.97935

Expected Settle : 04/22/20 First Pay Date : 05/15/20 Expected Ratings : Moody’s, S&P Ticker : SDART 2020-1 Expected Pricing : Priced ABS-15G Filing : Mon, 04/06	Registration : SEC Registered ERISA : Yes Pxing Speed : 1.5 ABS to 10% Call Min Denoms : $1k x $1k Bill & Deliver : J.P. Morgan

CUSIPs:

A-1 80287AAA1

A-2-A 80287AAB9

A-2-B 80287AAC7

A-3 80287AAD5

B 80287AAE3

C 80287AAF0

D 80287AAG8

Available Information:

* Preliminary Prospectus: Attached

* Ratings FWP: Attached

* DealRoadshow.com: SDART20201

* IntexNet/CDI: Separate Message

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.